                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]      Preliminary Proxy Statement

[_]      CONFIDENTIAL, FOR USE OF THE
         COMMISSION ONLY (AS PERMITTED BY
         RULE 14A-6(E)(2))

[_]      Definitive Proxy Statement

[_]      Definitive Additional Materials

[X]      Soliciting Material Pursuant to (S) 240.14a-12

                               ROY F. WESTON, INC.
 ------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)

 ------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)      Title of each class of securities to which transaction
                  applies:
-------------------------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:
-------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------

         (5)      Total fee paid:
-------------------------------------------------------------------------------

[_]      Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
-------------------------------------------------------------------------------
         (2)      Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------

         (3)      Filing Party:

-------------------------------------------------------------------------------

         (4)      Date Filed:

-------------------------------------------------------------------------------

News Media Contact:  Edmund B. Pettiss, Jr.
610-701-5094
pettisse@mail.rfweston.com                             FOR IMMEDIATE RELEASE

        ROY F. WESTON, INC. AGREES TO "GOING-PRIVATE" MERGER TRANSACTION

         WEST CHESTER, PA - March 12, 2001 - Roy F. Weston, Inc. (NASDAQ:WSTNA) and affiliates of American Capital Strategies, Ltd. (NASDAQ:ACAS) have entered into a definitive merger agreement under which WESTON would be acquired for cash consideration of $5.02 per share for each of WESTON's publicly traded Series A common shares and $5.38 per share for each of WESTON's privately held common shares. The total purchase price for the shares is approximately $51 million. After the merger, WESTON will continue to operate from its headquarters in West Chester, Pennsylvania.

         In the merger transaction, WESTON will become a wholly owned subsidiary of a holding company owned by American Capital Strategies and by senior managers of WESTON. Those senior managers, led by William L. Robertson, Chief Executive Officer, will remain in place following the merger. In the five years following the merger, a broad-based employee stock ownership plan will receive contributions of shares in the holding company that will constitute approximately 40% of the holding company's equity. Commenting on the merger, Mr. Robertson said: "After careful consideration of WESTON's strategic alternatives over more than a year, the Board of Directors of WESTON has reached an agreement that it believes is in the best interests of WESTON's shareholders, employees and clients. We are particularly delighted that through our retirement plan, our employees will have a significant ownership stake in our business. We are convinced that a privately-owned WESTON, in which employees have substantial ownership, has the best potential for long-term success in the marketplace, better aligning employees' and executives' personal interests with the interests of the corporation and its clients."

         The WESTON Board of Directors, based in part on the unanimous recommendation of a Special Committee of the Board of Directors, has approved the merger agreement. The Board has also called a special meeting of shareholders to be held on May 29, 2001 to approve the merger. The merger will be presented for approval by the holders of WESTON's non-publicly traded common shares and publicly traded Series A common shares, voting separately. Certain members of the Weston family, who control substantially more than a majority of the voting power of all outstanding WESTON non-publicly traded common shares, have agreed to vote their shares in favor of the merger.

         The merger, which is also subject to customary closing conditions, is expected to close by the end of the second quarter. The acquiring entities have received financing commitments for the transaction from Bank of America, Fleet Capital and American Capital Strategies, subject to customary conditions.

         WESTON provides services through a network of 60 offices throughout the United States. An industry pioneer since 1957, WESTON provides infrastructure redevelopment services worldwide. With an emphasis on creating lasting economic solutions for its clients, the company's services include site remediation, infrastructure operations and knowledge management to bring impaired facilities, land, water and resources back to productive use.

         American Capital is a publicly traded buyout and mezzanine fund. American Capital is an equity partner in management and employee buyouts; invests in debt and equity of companies led by private equity firms, and provides capital directly to private and small public companies. American Capital funds growth, acquisitions and recapitalizations.


Statements in this release which discuss any aspect of a potential merger transaction involving WESTON and American Capital Strategies (and affiliates of American Capital Strategies) are forward looking statements. These forward looking statements are subject to a variety of risks and uncertainties, including but not limited to the ability of American Capital Strategies to secure the necessary financing to complete such a transaction; satisfaction of various closing conditions in the definitive agreement; and the outcome of the WESTON shareholder vote on such a transaction. WESTON expresses no opinion on the likelihood that such a transaction will occur. Other risks and uncertainties concerning WESTON's performance are discussed under the heading "Forward Looking Statements" in WESTON's Third Quarter 2000 Form 10-Q, filed with the Securities and Exchange Commission on November 13, 2000, and in WESTON's previous SEC filings. WESTON disclaims any intent or obligation to update forward looking statements.

Investors and security holders of WESTON are urged to read the proxy statement regarding the proposed merger when it becomes available because it will contain important information about the proposed merger. Such proxy statement will be filed with the SEC by WESTON. Investors and security holders may obtain a free copy of such proxy statement, and any other documents filed by WESTON with the SEC, at the SEC's Web site at www.sec.gov. Such proxy statement and other documents can also be obtained for free from WESTON.

WESTON and its executive officers and directors may be deemed to be participants in the solicitation of proxies from WESTON's shareholders with respect to the proposed merger. INFORMATION ABOUT ANY INTERESTS THAT WESTON'S DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE IN THE TRANSACTION WILL BE SET FORTH IN THE PROXY STATEMENT REGARDING THE PROPOSED MERGER.

American Capital Strategies and its executive officers and directors may be deemed to be participants in any solicitation of proxies from WESTON's shareholders with respect to the proposed merger. INFORMATION ABOUT ANY INTERESTS THAT THE DIRECTORS AND EXECUTIVE OFFICERS OF AMERICAN CAPITAL STRATEGIES MAY HAVE IN THE TRANSACTION WILL BE SET FORTH IN THE PROXY STATEMENT REGARDING THE PROPOSED MERGER.

                 WESTON SIGNS DEFINITIVE AGREEMENT TO GO PRIVATE
       MANAGEMENT AND EMPLOYEES TO SHARE SIGNIFICANT OWNERSHIP STAKE WITH
                          AMERICAN CAPITAL STRATEGIES

Message from Bill Robertson and Pat McCann

In April 2000, the Company announced that it had retained Raymond James & Associates to help the Company explore its strategic alternatives and that the Board had appointed a Special Committee of independent directors to evaluate these alternatives on behalf of WESTON's publicly-traded Series A shareholders. As a result of the work of the Special Committee and Raymond James, last October WESTON announced that the Special Committee would begin negotiations with American Capital Strategies, Ltd. (ACAS) concerning a possible merger that would change WESTON from a publicly held company to a private company owned by ACAS, a group of WESTON's managers, and a broad-based employee stock ownership plan.

As you will see from the press release issued today, included below, we are pleased that WESTON has entered into a definitive merger agreement that would transform WESTON into an employee ownership company in which American Capital, management, and employees would each share significant ownership. Initial equity financing for the transaction would be provided by ACAS and WESTON's senior management. After the transaction, employees would build ownership through participation in the Retirement Savings Plan. Over time, each of the three shareholder groups - ACAS, management, and employees (through the Retirement Savings Plan) - would hold a significant ownership interest in the new WESTON.

As we said in October, we believe that this is an exciting step forward in the future of the Company, providing the best long-term potential for success while addressing the needs of all of our stakeholders.

We will hold dial-in conference calls this week for all employees to discuss the background of this possible change in ownership. We strongly encourage you to attend this meeting to get a first-hand understanding of this proposed transaction, along with a summary of how it will affect all employees.

Information about these teleconference calls will be available on the WESTONnet home page. As we go forward, we will continue to post information about these steps to take WESTON private on the WESTON Employee Ownership site, accessible from the WESTONnet home page.

The Dial-In specifics for the conference calls are as follows:

         March 13, 1:30 p.m. (EDT)          1-800-xxx-xxxx
         March 14, 1:30 p.m. (EDT)          1-800-xxx-xxxx


Chairperson: Pat McCann

PowerPoint Presentation Link: To be posted on WESTONnet shortly before the call.

REMINDER: To save money on telephone charges and to avoid overloading access to WESTONnet, please assemble in conference rooms rather than dialing in one at a time.

Although we are excited by the possibility of completing this transaction sometime in the second quarter of 2001, please note that it depends on approval by WESTON's current shareholders and remains subject to a variety of other conditions as described in the press release.

WESTON -- SHARING OWNERSHIP AND OPPORTUNITY

AGENDA


-    How Did We Get Here?

-    Why Become a Privately-Held Employee Ownership Company?

-    How Will We Be Structured?

-    How Will Employees Gain Equity?

-    What is the Path Forward?

WESTON EXAMINED A VARIETY OF STRATEGIC ALTERNATIVES


- Company retained Raymond James to evaluate strategic alternatives, such as...

     -    Merge with complementary company

     -    Sell to larger company

     -    Joint venture/alliance

     -    Investment from financial partner

     -    Continue current path

- Board appointed Special Committee of independent Directors to evaluate alternatives for public shareholders

- Committee decided to negotiate definitive agreement with American Capital Strategies (NASDAQ: ACAS)

DEFINITIVE AGREEMENT SIGNED TO TAKE WESTON PRIVATE



-    Current shareholders receive $51 million

     -    $5.38 per share for private common shares

     -    $5.02 per share for public Series A shares


-    Initial transaction financing provided by...

     -    ACAS:                 Equity investment and loans

     -    Management team:      Equity investment

     -    Banking group:        Loans

-    2nd quarter closing, subject to approval by shareholders

PROGRESS MADE TO-DATE


-    Work completed on potential deal

     -    Due diligence

     -    Financing commitment from banks

     -    Negotiations with all parties

     -    Definitive merger agreement

     -    Senior manager investment agreement


-    Stayed focused on clients

-    Employee Ownership Planning Team made recommendations

 NEXT STEPS

-    Work to complete transaction

     -    File Proxy Statement with SEC for shareholders meeting

     -    Finalize loan documents with banks

     -    Send shareholders notice of meeting and Proxy Statement

     -    Hold Shareholders meeting and vote

     -    Close Transaction promptly after shareholders approval


-    Communicate to key stakeholders

-    Stay focused on clients

             WHY BECOME A PRIVATELY-HELD EMPLOYEE OWNERSHIP COMPANY?

WIN FOR ALL STAKEHOLDERS


-    Shareholders: Cash payment for stock

-    Employees:    Stability, continuity, ownership

-    Clients:      Focus, responsiveness

-    Management:   Alignment, ownership

-    ACAS:         Future return on investment

LONG-TERM POTENTIAL


Marketplace Success Requires...


-    Client focus

     -    Alignment without distraction

     -    Clients need value, not size


-    Speed - "...fast will defeat the slow."

-    Best people

     -    Attract and retain

     -    Align personal with corporate and client interests

WESTON IS GOOD FIT FOR SHARED OWNERSHIP


Employee/management ownership works when...

-    Employee base is educated & skilled

-    Retention is critical success factor

-    Opportunity to influence earnings growth

- Public markets unlikely to provide growth capital or adequate shareholder value

                           HOW WILL WE BE STRUCTURED?

INITIAL FINANCING FROM ACAS, MANAGEMENT, AND BANKS

NEW WESTON


SOURCES OF FUNDS

ACAS             $30M

SENIOR
MANAGEMENT       UP TO $3M

BANKS            UP TO $50M



- BANK OF AMERICA

- FLEET CAPITAL

USES OF FUNDS

$51M             SHAREHOLDERS

$9M              DEBT
                 HOLDERS

$8M              CLOSING &
                 OTHER COSTS

UP TO $14M       WORKING
                 CAPITAL



NOTE: ALL FIGURES ARE APPROXIMATE

EQUITY VALUE GROWS AS DEBT IS REPAID



       [BAR CHART PLOTPOINTS SHOWING DEBT DECREASING AS EQUITY INCREASES]



NOTE:  EXAMPLE FOR ILLUSTRATIVE PURPOSES ONLY

AMERICAN CAPITAL STRATEGIES


-    Financing for companies in transition

     -    Employee & management ownership deals

     -    Middle market: $5-30 million per transaction

     -    Long-term partners

     -    Investors, not managers


-    Highly experienced, financially strong

     -    Founded in 1985 as employee ownership specialists

     -    $750 million in capital resources

     -    Has done 50 similar transactions


-    Initially holds 73% of equity and control of company

MANAGEMENT TEAM


-    Initial management equity provided by team of Senior Managers

     -    Cash investment required

     - Exchange of existing options and employment rights for new shares, options, and employment rights


- Opportunity for equity investment will be extended to additional managers (Group of 30-35, limited by law)

                     WESTON ORGANIZATION WILL CHANGE LITTLE


                                                   - 2 ACAS REPS
                             BOARD OF DIRECTORS    - INDEPENDENT CHOSEN BY ACAS
                                                   - CEO
                                                   - COO

ENTERPRISE SYSTEMS
   V. LAINO
                                  CEO                  GENERAL COUNSEL
                              B. ROBERTSON                A. BORISH
HUMAN RESOURCES
 R. GRIFFIN


OPERATIONS SERVICES           PRESIDENT & COO             MARKETING
 P. CERIBELLI                   P. MCCANN                 E. PETTISS




   NATIONAL
   PROGRAMS         NATIONAL
& INITIATIVES       ACCOUNTS         FEDERAL
  J. BROOKS        A. THOMAS         A. SOLOW


 WESTERN           MIDWESTERN        EASTERN           SOUTHERN
S. WAGNER          K. STIMPSON      J. HAMMOND       J. DIFILIPPO

                        HOW WILL EMPLOYEES GAIN EQUITY?

EMPLOYEE OWNERSHIP WILL GROW OVER FIVE YEARS


                          401(K) COMPANY STOCK ACCOUNT

                       - GAINS ALMOST 40% OF COMPANY EQUITY OVER 5 YEARS

                       - SHARES ALLOCATED BASED ON:

                           -    COMPANY CONTRIBUTION

                           -    EMPLOYER MATCH





               [PIE CHART PLOTPOINTS SHOWING ACAS AND MANAGEMENT
                        OWNERSHIP ON THE DAY OF CLOSING]




        [PIE CHART PLOTPOINTS SHOWING ACAS, MANAGEMENT AND COMPANY STOCK
               ACCOUNT OWNERSHIP FIVE YEARS FROM DATE OF CLOSING]

WESTON RETIREMENT SAVINGS PLAN -- 401(K)


                   CURRENT                            FUTURE


  COMPANY                         2% OF PAY +
CONTRIBUTION       Cash            2% OVER            Stock
                                  FICA BASE*                      COMPANY
                                                                   STOCK
                                                                  ACCOUNT **
  EMPLOYER                        50% OF
    MATCH          Cash           EMPLOYEE            Stock
                                CONTRIBUTION


  EMPLOYEE                        UP TO 6%                       VANGUARD
CONTRIBUTION       Cash            OF PAY             Cash        ACCOUNT
                                (SUBJECT TO
                                  IRS MAX)


 * 4% OF PAY + 4% OVER FICA BASE FOR EMPLOYEES OVER 55 WITH 10 YEARS SERVICE ** ANNUAL STOCK CONTRIBUTION BASED ON FORMULA WHICH ALLOCATES FIXED NUMBER OF
   SHARES EACH YEAR

MOST RETIREMENT BENEFITS WILL NOT CHANGE


- No change for all Vanguard fund investments and all cash in your accounts at time of closing

     -    Includes Employee Contribution, Company Contribution, & Employer Match

     -    You continue to direct investment in variety of Vanguard funds

     -    No new restrictions on withdrawals, distributions, or loans


-    No change for future Employee Contributions

     -    You select salary deferral

     -    You direct investment in Vanguard funds

     -    Continued tax benefits

- Only future Employer Match and Company Contribution are made in Company stock


- Existing ESOP 401(k) accounts are treated same as all other public WESTON Series A shares

     -    Cashed out at merger price

     -    May remain in your 401(k)

     -    Proceeds may be invested in Vanguard funds as you direct

EMPLOYEES GAIN OWNERSHIP THROUGH RETIREMENT SAVINGS PLAN


-    WESTON will make annual contribution to Company Stock Account (CSA)

     - Administered by independent (fiduciary) trustee and administrative committee

     -    Employees control stock voting based on shares allocated

- Future company contributions and employer match held in CSA as stock, not cash

     -    No CSA withdrawals until age 65 or death/disability

     -    Currently exploring limited diversification options after age 55



                          VESTING AND WAITING PERIODS

                                       CURRENT                       FUTURE
Vesting (Existing Employees)         3 yrs: 100%                   3 yrs: 100%

Vesting (New Employees)                                            3 yrs: 50%
                                                                   4 yrs: 75%
                                                                   5 yrs: 100%

Waiting Period to Enroll             1 yr + first of quarter       First of quarter after hire

STOCK VALUATION


-    Independent appraiser determines fair market value of stock annually


-    Closely tied to corporate performance

PATH FORWARD: BUILD ON STRENGTHS


-    Debt repayment is key


-    Consistent cash generation and asset management


-    Meet plan targets


-    Create alignment through team development initiatives

     -    Leadership development

     -    EOPT recommendations

               -    Attraction

               -    Retention

               -    Alignment

CAVEATS


-    No assurance that deal will happen


-    Time frame remains uncertain


-    Specifics limited by public disclosure regulations

     - Cannot comment or speculate on specifics of potential deal beyond public information

     -    Ask any question but understand our restrictions



THIS DOCUMENT DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TRANSACTION. DETAILED TRANSACTION INFORMATION WILL BE PROVIDED IN A PROXY STATEMENT TO BE SENT TO SHAREHOLDERS.

WESTON - SHARING OWNERSHIP AND OPPORTUNITY


DEFINITIVE AGREEMENT SIGNED TO TAKE WESTON PRIVATE

- Decision to go private with ACAS and substantial employee ownership made after review of a variety of strategic options

-    Financing pays current shareholders, debt holders, and closing costs

-    Transaction initially financed by ACAS, senior management, & bank loans

- Employees gain significant ownership stake over time through stock contributions to Retirement Savings Plan

-    No assurance that deal will happen


SHARED OWNERSHIP/OPPORTUNITY IS BEST STRATEGIC COURSE FOR WESTON

-    Provides "win" for all stakeholders

-    Best long-term potential for market place success

-    WESTON culture well-suited for privatization

-    Shared ownership can lead to increased productivity and net worth


PATH FORWARD:  BUILD ON WESTON STRENGTHS


-    Team-building, problem-solving, strategic clients

-    Debt repayment is key to success

-    Focus on consistent cash generation and asset management

-    Meet plan targets

-    Implement team development initiatives



AMERICAN CAPITAL STRATEGIES (ACAS)


- FINANCING FOR TRANSITION

- SPECIALISTS IN EMPLOYEE & MANAGEMENT OWNERSHIP

- EXPERIENCED AND FINANCIALLY STRONG

- LONG-TERM PARTNERS

- INVESTORS, NOT MANAGERS



EMPLOYEE OWNERSHIP THRU RETIREMENT PLAN


- EXISTING 401(k) VANGUARD INVESTMENT ACCOUNTS STAY THE SAME

- EMPLOYEES MAY CONTINUE TO MAKE CONTRIBUTIONS WITH SAME TAX BENEFITS

- FUTURE WESTON CONTRIBUTION AND MATCH MADE IN COMPANY SHARES TO COMPANY STOCK ACCOUNT

- INDEPENDENT STOCK VALUATION

- VESTING CHANGES FOR NEW EMPLOYEES